As filed with the Securities and Exchange Commission on July 6, 2006

Registration No. 333-113353

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	54-1655029
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11080 CirclePoint Road, Suite 200
Westminster, Colorado 80020
(303) 426-6262

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Paul L. Berns
President and Chief Executive Officer
Allos Therapeutics, Inc.
11080 CirclePoint Road, Suite 200
Westminster, Colorado  80020
(303) 426-6262

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
James C. T. Linfield, Esq.
Brent D. Fassett, Esq.
Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO  80021
(720) 566-4000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of Class of Securities to be Registered(2)	Proposed Maximum Aggregate Offering Price(7)	Amount of Registration Fee(8)(9)
Common Stock, par value $.001 per share, including related rights to purchase Series A Junior Participating Preferred Stock(3)	—	—
Preferred Stock, par value $.001 per share(3)	—	—
Depositary Shares(4)	—	—
Warrants(5)	—	—
Debt Securities(6)	—	—
Total	$75,000,000	$9,052.50

(1)          Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)          The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3)          Subject to note 8 below, there is being registered hereunder an indeterminate number of shares of common stock and preferred stock of the registrant as may be sold from time to time by the registrant. Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 457(i) under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable upon conversion or exchange of any preferred stock, depositary shares, warrants or debt securities issued under this registration statement.

(4)          Subject to note 8 below, there is being registered hereunder an indeterminate number of depositary shares of the registrant as may be sold from time to time by the registrant. Such depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement. Pursuant to Rule 457(i) under the Securities Act, the depositary shares being registered hereunder include such indeterminate number of depositary shares as may be issuable upon conversion or exchange of any preferred stock, depositary shares, warrants or debt securities issued under this registration statement.

(5)          Subject to note 8 below, there is being registered hereunder an indeterminate number of warrants to purchase common stock, preferred stock, depositary shares or debt securities of one or more series. Pursuant to Rule 457(i) under the Securities Act, the warrants being registered hereunder include such indeterminate number of warrants as may be issuable upon conversion or exchange of any preferred stock, depositary shares or debt securities issued under this registration statement.

(6)          Subject to note 8 below, there is being registered hereunder an indeterminate principal amount of debt securities of the registrant as may be sold from time to time by the registrant. If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount at maturity as shall result in aggregate gross proceeds to the registrant not to exceed $75 million, less the gross proceeds attributable to any securities previously issued pursuant to this registration statement. Pursuant to Rule 457(i) under the Securities Act, the debt securities being registered hereunder include such indeterminate principal amount of debt securities as may be issuable upon conversion or exchange of warrants issued under this registration statement.

(7)          In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $75 million, excluding accrued interest, if any, on any debt securities issued under this registration statement. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(8)          Calculated pursuant to Rule 457(o) under the Securities Act.

(9)          Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TERMINATION OF OFFERING AND REMOVAL OF SECURITIES FROM REGISTRATION

Allos Therapeutics, Inc., a Delaware corporation, (“Allos”), had originally registered the offer and sale of its common stock, preferred stock, depositary shares, debt securities and warrants (collectively, the “Securities”) in one or more offerings up to a total dollar amount of $75,000,000 pursuant to a Registration Statement on Form S-3 (File No. 333-113353) (the “Registration Statement”), the related base prospectus and prospectus supplement as filed with the Securities and Exchange Commission (the “Commission”).

Pursuant to the Securities Purchase Agreement, dated March 2, 2005, by and among Allos and the investors named therein, Allos sold 2,262,443 shares of its Series A Exchangeable Preferred Stock at a price per share of $22.10, for aggregate proceeds of approximately $50,000,000. Pursuant to the terms of the Securities Purchase Agreement, Allos consummated a subsequent closing of the sale of 90,000 additional shares of its Series A Exchangeable Preferred on March 8, 2005, for aggregate proceeds of $1,989,000.

Pursuant to an undertaking made in Item 17 of the Registration Statement, Allos hereby removes from registration the remaining $23,011,000 of its Securities covered by the Registration Statement, as only $51,989,000 of the Securities were sold under the Securities Purchase Agreement. Allos no longer wishes to maintain the registration of the unsold securities. By filing this Post-Effective Amendment No. 1 to the Registration Statement, Allos hereby deregisters such unsold securities, as described above. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Colorado, on 6th day of July, 2006.

ALLOS THERAPEUTICS, INC.

By:	/s/ Paul L. Berns
Paul L. Berns
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Paul L. Berns and Marc H. Graboyes and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this post effective amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen J. Hoffman	Chairman of Board of Directors and Director	July 6, 2006
Stephen J. Hoffman

/s/ Paul L. Berns	President, Chief Executive Officer and Director	July 6, 2006
Paul L. Berns	(Principal Executive Officer)

/s/ David C. Clark	Corporate Controller and Treasurer	July 6, 2006
David C. Clark	(Principal Financial Officer and
Principal Accounting Officer)

/s/ Michael D. Casey	Director	July 6, 2006
Michael D. Casey

/s/ Mark G. Edwards	Director	July 6, 2006
Mark G. Edwards

/s/ Stewart Hen	Director	July 6, 2006
Stewart Hen

/s/ Jonathan S. Leff	Director	July 6, 2006
Jonathan S. Leff

/s/ Timothy P. Lynch	Director	July 6, 2006
Timothy P. Lynch

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